Exhibit 99.1

Press Release
For Further Information Contact:

INVESTORS:	MEDIA:
Frank Vitrano	Karen Rugen
(717) 972-3948	(717) 730-7766
or investor@riteaid.com

RITE AID COMPLETES $225 MILLION
SECOND LIEN SECURITIZATION FACILITY

Camp Hill, PA (February 19, 2009) — Rite Aid Corporation (NYSE: RAD) announced today that it has completed its previously announced second priority accounts receivable securitization term loan (the “Second Lien” facility) for $225 million, which is $25 million more than previously announced. The second priority accounts receivable securitization loan will be used to replace the previously announced $200 million step down of availability on the company’s existing accounts receivable securitization facility (the “First Lien” facility), which was renewed on January 22, 2009 and extended through January 21, 2010.

Amounts outstanding under the Second Lien facility are secured by second priority liens on the eligible third party pharmaceutical receivables securing Rite Aid's existing accounts receivable securitization facility.  The Second Lien facility contains terms substantially similar to those governing Rite Aid's existing accounts receivable securitization facility, other than it has a second priority lien on the pharmaceutical receivables and that it allows only a one-time draw at the time of closing and not drawings on a revolving basis.  The Second Lien facility was sold at a discount of 3%, bears interest at a rate of LIBOR plus 12%, with a LIBOR floor of 3%, and will mature on September 14, 2010.

Rite Aid will have access to $345 million of availability under the First Lien facility, which is what the company anticipates its borrowing level to be under that facility.  Should the First Lien facility not be renewed following its maturity on January 21, 2010 the company has access to a backstop facility to provide receivable financing to the company until September 2010.  The backstop facility is backed by the banks in the existing facility.

Citigroup Global Markets Inc. acted as sole lead arranger and sole bookrunner for the loan.

Rite Aid Corporation is one of the nation’s leading drugstore chains with more than 4,900 stores in 31 states and the District of Columbia with fiscal 2008 annual sales of more than $24.3 billion.  Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com.

###